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                                                                 EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference into the Registration Statement on Form S-8 (File Nos. 333-2930 and 333-2928) of PennCorp Financial Group, Inc. relating to the Senior Management Warrant Award Plan and the PennCorp Financial Group, Inc. Stock Option Plan, of our report dated February 29, 1996, on the consolidated balance sheets of United Companies Life Insurance Company and its subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1995, and all related schedules, which report is included in the PennCorp Financial Group, Inc. Current Report of Form 8-K, filed with the Securities and Exchange Commission.



                                                Deloitte & Touche LLP


Baton Rouge, Louisiana
August 8, 1996